Exhibit 10.3

DATED	June 30th, 2009

(1)	AMERICAN BILTRITE FAR EAST, INC.

(2)	FAUNUS GROUP INTERNATIONAL, INC. (d.b.a. FGI FINANCE)

RECEIVABLES FINANCE AGREEMENT

THIS AGREEMENT is made the      30th  day of June         2009

BETWEEN:

(1)
American Biltrite Far East, Inc. a foreign company registered in Singapore (company registration number S90FC4241G) whose registered office is at 1 Marina Boulevard, #28-00 One Marina Boulevard, Singapore 018989 ("You");

(2)	Faunus Group International, Inc (d.b.a FGI Finance) a Delaware corporation, whose office is at 80 Broad Street, 22nd Floor, New York, NY 10004, United States of America ("we", “us”, “our”, or “ours”);

The Clause headings used in this Agreement are for guidance only and are not intended to affect its interpretation.  These general conditions must be read in conjunction with any agreement of which they are expressed to form part.  A list of general definitions can be found in Clause 25 of this Agreement.

1.	Sale and Purchase of Debts

(a)	This Agreement will commence on Commencement and will continue until terminated in accordance with its terms.

(b)	By this Agreement, you will offer to sell to us or assign to us all Debts together with all rights relating to such Debts:

(i)	that are owing to you at Commencement; and

(ii)	arising after the Commencement and during the life of this Agreement, regardless of whether a Termination Event has occurred.

(c)
Such an offer will be unconditional and made in writing in the form set out in Schedule 1 (Form of Offer).  We shall accept each such offer by crediting the notified value of such Debts to the account specified in Clause 3 (Payments to you).  We shall own your Debts and any related rights from Commencement or as soon as they come into existence even if not yet entered in your books or records as due to you.

(d)
Should any Debts or related rights, purchased by us or purportedly purchased by us, not effectively come into our ownership (whatever the reason may be) you must account to us for such Debts or related rights when received and you will hold such Debts and the proceeds of the same on our behalf absolutely.  You will co-operate with us in the execution of any necessary documents, deeds, instruments, policies, security, and any other action necessary to perfect the assignment and transfer to us  or hold in our favour in relation to any Debts (and/or any related rights), the proceeds of the same or to put this Agreement into effect.

(e)	You will assign to us the benefit of any insurance policies relating to Debts or any goods sold which give rise to any Debts.

(f)
You shall promptly upon the execution of this Agreement (and promptly after you become entitled to a new Debt) notify the relevant Customer (with a copy to us) of the sale, transfer and assignment of such Debt by serving notice substantially in the form attached as Schedule 2 (Form of Customer Notification Letter).

(g)
On signing this Agreement and as soon as a Debt arises you will notify us on the form and in the manner we specify together with such information and originals or copies of documents further establishing the existence of such Debt, or the delivery of goods or the performance of your services in respect of the Debts as we may request, such Debts are Approved Debts.

(h)
Should we request, you will sign, pay stamp duty on and deliver to us a document in a form that we approve legally assigning to us any Debt or Debts together with the benefit of all guarantees given to you by your Customer and other related securities and, if we ask, you will immediately give written or other notice in a form and manner that we approve to any Customer whose Debt has been assigned in this way.

(i)
You will print, stamp or otherwise mark each invoice with a notice of assignment or sale of Debts shown on any invoice in a form which we shall specify such notice to be printed on your invoices within three months from the date of this Agreement and until such time we shall provide you with an adequate supply of self adhesive labels bearing appropriate notification language.

(j)
Should we decide that we do not wish you to deliver credit notes to a specific Customer, we will inform you of this in writing.  After receipt of such notification, you will not deliver any credit note direct to such Customer.

(k)
If your Customer becomes entitled to a credit or Customer discount in respect of any Debt you will notify us promptly and send to us a copy of the credit note in respect of the credited or discounted Debt with any other documents and information which we may request. In addition you will repay to us the amount of each credit note so that we are not out of pocket.

2.	Disapproval and Re-Approval

(a)
We may at any time deduct from amounts which we would otherwise be required to send you a sum equivalent to any Disapproved Debts previously purchased by us and reassigned to you pursuant to Section 11 hereof.

(b)
If we disapprove Debts in this way we shall (at our discretion) be allowed to sell them back to you (in accordance with Clause 11 (Recourse)) or re-approve them for the purposes of calculating amounts which you are entitled to draw.

(c)
All Disapproved Debts will continue to be owned by us until termination hereunder or earlier re-assignment (in accordance with Clause 11 (Recourse)) and you will forward to us forthwith any sums received by you in respect of any Disapproved Debts.

3.	Payments to you

(a)	For the duration of this Agreement, you will have a rolling account with us the balance of which will be calculated, at any time as follows:

(i)	add the Gross Invoice Value of Debts notified to us; then

(ii)	multiply that amount by the Payment Percentage; then

(iii)
deduct from that amount the value of any amounts paid by us to you in connection with purchases hereunder on a cumulative basis since Commencement less any amounts credited to or paid by you in connection with Disapproved Debts since the Commencement; then

(iv)
deduct from that amount any Discount, Administration Fees, Disbursements or other fees then due to us and the value of any current Disapproved Debts for which credit or payment has not been received (including any Debts aged 90 days or more);  then

(v)	add the value of any re-approved Debts; then

(vi)	add any collections of any Debts received from your Customers and the sum so calculated, if positive is your "Entitlement".

(b)	You may request payments of your Entitlement in the manner mutually agreed between us and you from time to time.

(c)	You will not be entitled to request or receive any payment from us under paragraph (b) above:

(i)	if and to the extent that the relevant payment would result in the aggregate amount of all payments from us at any time exceeding the Entitlement Limit;

(ii)	if you are insolvent; or

(iii)	at any time at which we are entitled to terminate this Agreement under Clause 13.2, whether or not we actually exercise any such right.

(d)
Each payment made by us to you will be denominated in the same currency as the purchase price of the Debt to which it relates.  It is your responsibility to ensure that the account to which such payment is to be transmitted under paragraph (b) above is suitable for the receipt of funds in the relevant currency.  We will not be liable for any loss or damage suffered by you in the event that the bank or other institution at which such account is maintained declines to accept a payment transmitted to it in that currency.

(e)
We will debit your rolling account with each amount paid to you under paragraph (b) above on the Business Day on which we give instructions to our bankers to transmit that payment to your account under paragraph (d) above.

(f)
Upon the occurrence of a Termination Event any further advances to you will cease automatically and from any balance due to you, we shall be entitled to deduct all commissions and expenses as may otherwise be provided in this Agreement.

4.	Charges

4.1	Charges will arise either as Discount, fees or Disbursements as follows:-

(a)	Discount will be charged on the daily net total balance outstanding and due from Customers to us in respect of the Gross Invoice Value of all Debts purchased applied on a daily basis.

(b)	Any receipt from your Customers will be credited to your account with us within four (4) Business Days after the day of banking, but not including the day of banking.

(c)	Payments made to you will be debited from your account with us on the day on which they are made whether the payment is made to you by cheque or bank transfer.

4.2	Fees

(a)	We shall charge Administration Fees as a percentage of the Gross Invoice Value.

(b)	Administration Fees may be charged, in our discretion on a fixed monthly basis, monthly in advance.

(c)	We reserve the right, to cover our initial costs in taking you on as a customer, to charge a Closing Fee upon Commencement.

4.3	Minimum Fee

We will charge a monthly Minimum Fee in the event that your net funds employed each month following Commencement falls below USD$600,000, payable on a monthly basis.  The Minimum Fee will continue to be payable notwithstanding the occurrence of any of the events described in Clause 11 (insolvency and other events entitling us to terminate this agreement).

4.4	Bank Fee

(a)	We shall charge a transfer fee each time funds are transferred by us or received by us in connection with this Agreement.

(b)	You shall pay us all bank commission and other charges and expenses incurred or payable by us in relation to this Agreement and the arrangements contemplated in it on demand.

4.5	Over-payment Fees

We shall charge over-payment fees when you require funds in excess of the applicable Entitlement from time to time and we elect, in our discretion, to Advance you such funds in excess of the Entitlement at such time.  The over-payment fee will be calculated by increasing by 50% the Administration Fee payable during the period that you have drawn in excess of your Entitlement for such time, but such over-payment fee rate shall only apply for such period as you are overdrawn in excess of your Entitlement at such time.

4.6	Disbursements

(a)
In calculating your Entitlement, we shall deduct, in accordance with clause 3(a)(iv) (Payments to you) all disbursements which are identifiable as being attributable to you including, reasonable and documented attorney’s fees, court costs and other expenses incurred by us in the set-up, preparation, negotiation and enforcement of this Agreement and protecting or enforcing our interest in any Debt, in collecting the Debts or any security for this Agreement, including reimbursement for premiums incurred by us to insure against non-payment of any Debt or other insurable losses to the security for this Agreement, and credit reference fees, (such disbursements, “Disbursements”).

(b)
Notwithstanding anything in paragraph (a) above, you have, prior to Commencement, paid to us, and we have received and hold, an Expense Deposit to reimburse us for our actual costs and expenses incurred in connection with our review and approval process in relation to this Agreement, as well as field auditor fees, and reasonable and documented attorneys' fees and expenses incurred in the negotiation, execution, amendment or enforcement of this Agreement or the Ancillary Documents ("Approval Process Expenses").  We will provide you with a written accounting of all Approval Process Expenses, which shall be conclusive, absent manifest error.  That portion of the Expense Deposit equal to the Approval Process Expenses is non-refundable, irrespective of whether Commencement under this Agreement ever occurs.

The excess of the Expense Deposit over the Approval Process Expenses will be paid to you upon demand and any Approval Process Expenses in excess of the Expense Deposit shall be paid by you on demand, unless this transaction does not close as the direct result of our gross negligence or wilful misconduct.

5.	Collection from Customers

(a)
From Commencement we shall have the sole and exclusive right to collect and enforce payment of every Debt other than Debts Reassigned to you and you have no right to collect any Debt (including any Disapproved Debt ) unless we authorise you to do so in advance in writing.

(b)
You will assist our collection efforts if we so request by promptly providing all information required and you agree that for collection purposes we may institute and conduct legal proceedings in your name under our full control.  You also agree to co-operate in any such proceedings (including the giving of evidence) and agree to be bound by anything done by us under this Clause.

(c)
You will immediately pass to us or to any bank we direct any payment a Customer makes to you directly in respect of a Debt and you agree not to mark or endorse any negotiable instrument relating to such payment otherwise than in our favour.  You will hold any payment you receive for a Debt on our behalf until we receive it.  You must not bank any such payment for your own account. Should you receive any check or other payment instrument with respect to a Debt or after default any Debt and fail to surrender and deliver to us said check or payment instrument on the next business day following the date of receipt by Customer, we shall be entitled to charge you a Misdirected Payment Fee to compensate us for the additional administrative expenses that the parties acknowledge is likely to be incurred as a result of such breach.  This is without prejudice to any other remedies that may be available to us at law.

(d)
If a Customer makes a payment either to us or to you without specifying which Debts are covered by it then we shall apply it first against any Debts outstanding, second against the discharge of your liability to us, if any, whether arising under this Agreement or otherwise, and any remaining balance shall be paid to you for your disposition.

(e)
If there is shown in our books a credit balance with any Customer which remains outstanding we shall be entitled at our discretion to make repayments of such credit balance to the Customer out of monies available to you.

(f)
If any Debt received from any Customer is received by us in a currency other than U.S. Dollars and the amount produced by converting the other currency to U.S. Dollars is less than the amount of any sum advanced by us in relation to the Debt in question, then we shall be entitled to recoup any such shortfall from any Entitlement and you will in any event as an independent obligation indemnify us for the deficiency and any loss sustained as a result.

(g)
Unless agreed by us in writing in advance any payments due hereunder shall be made in US dollar.  Any conversion described in paragraph (f) above shall be made at the prevailing rate of exchange on the date of clearance of any amount banked by us in such market as is reasonably determined by us as being most appropriate for such conversion, and you will in addition pay to us, or we shall be entitled to deduct from your Entitlement all costs, charges and expenses relating to the collection of and Debt; and/or in the case of a Debt not denominated in US dollars, conversion of amounts collected into such currencies (or into such other currency as we determine from time to time of such conversion.

6.	Disputed Goods

If any goods relating to any Debt are returned by a Customer or delivery is refused or the goods are rejected or repossessed by you, you will issue a credit note to such Customer within 7 days of the goods being returned, rejected or repossessed and provide a copy of such credit note to us.  In addition, you will repay to us the amount of such credit note so that we are not out of pocket.

7.	Accounts and Set-Off

(a)
We shall keep a permanent record to show all sums payable or paid to you, all payments received in relation to Debts and all fees, expenses and other sums payable or paid by you under this Agreement or otherwise.  Beginning on Commencement, we will send to you a copy of such account which shall be taken as prima facie evidence of the matters stated in it at the date of its preparation unless within fourteen (14) days from receipt you notify us in writing of any discrepancy.  We shall further provide you with online access via a secured website to information on the Debts and reconciliation of the relationship relating to billing, collection and account maintenance such as aging, posting, error resolution and mailing of statements in the ordinary course of our business.  All of the foregoing shall be in a format and in such detail, as we, in our sole and absolute discretion, deem appropriate.

(b)
We may at any time set off any monies due to us from you whether pursuant to this Agreement or otherwise against any sums due from us to you.  We shall only be obliged to pay you sums which are net of any Discount fees and Disbursements due to us.

8.	Accounting and Access to Information

You agree that you will:

(a)
maintain accounting records and allow us or our properly authorised agents to enter your premises upon reasonable advance notice during business hours to inspect them and such other papers as we may wish relating to your business debts generally and allow us to make copies and extracts therefrom and to discuss such affairs, finances and accounts with your officers, employees and independent certified public accountants all at your expense at the standard rates charged by us for such activities, plus our reasonable out-of-pocket expenses;

(b)
permit us or our agents to verify with your Customers by sampling or such other means as we may deem appropriate the existence and collectability of Debts prior to Commencement and at any time thereafter;

(c)
cause a proper audit to be completed of the books of account for yourself and your subsidiaries, if any, for each fiscal year and send an audited report and accounts to us as soon as they are available and in any event within three months from the end of each fiscal year;

(d)	deliver to us:

(i)	no later than thirty (30) days after the end of each calendar month your unaudited financial statements for that calendar month;

(ii)	no later than one hundred twenty (120) days after the end of each fiscal year your draft, unaudited annual financial statements; and

(iii)
no later than thirty (30) days after the end of each calendar month a certificate from you stating whether any Termination Events have occurred and stating in detail the nature of the Termination Event;

(e)
keep us informed at all times of the creditworthiness of your Customers and the validity of each Debt and in particular of any counterclaims, right of set off or other contra items raised by your Customers in relation to any Debt and provide reasonable assistance to us in every way to safeguard our interests and your own interest with respect to such Debts;

(f)	as and when produced, send us management accounts for your business and at our request for any Related Company in a format and at intervals acceptable to us;

(g)	if we require, send to us within five (5) Business Days from the end of each month an aged list of your creditors or a copy of your bought ledger;

(h)	report to us immediately about reclaimed, repossessed or returned merchandise, Customers' claims and disputes, and any other matters affecting any Debts;

(i)
on completion provide us with specimen signatures (electronic or otherwise) of persons authorised to sign any documents relating to this Agreement together with a board resolution or local-law equivalent document, authorising for this purpose such persons and inform us promptly of any change in the signatory authority of any of such signatories;

(j)
on completion provide us with a signed letter in the form set out in Schedule 3 (Notice to Existing and New Bank Accounts) for all existing bank accounts (and whenever you open a new bank account) requesting the bank to pay over to us monies received directly from your Customers;

(k)        notify us in writing

(i)	as soon as you become aware of any event which affects or may affect your warranties or our rights of termination as provided hereunder;

(ii)	of any mortgages charges liens or other security over your assets as of the Commencement;

(iii)
immediately when there are any material adverse changes in your business, changes in your directors or a material change in Control of your ownership (a person, firm or company aquiring fifty percent (50%) or more of your voting equity after Commencement is for this purpose deemed to be material);

(iv)	of any company which becomes or ceases to be a Related Company;

(v)	as soon as you become aware of any Customer which is your Associate or an Associate of any of your directors or might otherwise fairly be regarded as connected to you or any of your directors; and

(vi)	of the terms upon which any goods are supplied to you and obtain such waivers or variation to such terms as we may require.

9.         Warranties

9.1	You warrant that:

(a)
This Agreement is valid, binding and enforceable on you in accordance with its terms except to the extent that effect may be given to the law of another jurisdiction , insofar as, under the law of that jurisdiction, the law is mandatory irrespective of the governing law of this Agreement.

(b)
Neither you, nor any of your subsidiaries has taken any corporate action or any other step nor have any legal proceedings been threatened or served for the winding-up administration, receivership, administrative receivership or other insolvency or recovery process.

(c)
You are not in breach or default under any agreement to which you are a party or which may affect you or any of your assets to an extent or in a manner which would reasonably be expected to have a material adverse effect on the business or financial condition of you and your subsidiaries, taken as a whole.

(d)
All financial statements delivered to us unless otherwise expressly stated otherwise have been prepared in accordance with generally accepted accounting principles in Singapore consistently applied and such financial statements fairly present in all material respects your financial condition at the date as of which they were prepared and the result of your operations for the period to which they relate.

(e)
All information provided by you is true complete, accurate and up to date in all material respects and you are not aware of any material facts or circumstances that have not been disclosed to us which if disclosed might adversely affect our willingness to enter into this Agreement or accept any person to be a guarantor or indemnifier of your obligations and liabilities.

9.2	You warrant in respect of each Debt that:

(a)	you will not waive or modify your normal trading terms with such Customer without obtaining our prior written consent and in particular you will not extend the time for payment;

(b)
we shall obtain a valid binding and enforceable title to the full amount owing to you on such Debt sold to us and to all assigned rights and remedies included in the sale of such Debt to us and that no supplier to you will retain title to any goods sold by you which are the subject matter of such Debt;

(c)
you have already performed all the obligations required for enforcement of such Debt including delivery of goods or performance of services and are not aware of any actual or threatened dispute arising from or relating to such obligations;

(d)	to your knowledge, such Customer will pay the full amount of such Debt no later than 90 days from the invoice date;

(e)	the Customer has an established place of business, is not connected or associated with you and has no right which would reduce or extinguish the Gross Invoice Value of the Debt;

(g)	you have taken all reasonable steps to ascertain the creditworthiness of the Customer prior to the delivery of goods or the rendering of services;

(h)	you have no reason to believe that the Customer will in the ordinary course of business be unable to, or will not for any reason, pay the Debt in full when it falls due;

(i)	such Debt:

(i)	is a bona fide Debt owed by the Customer to you in the amount notified to us by you;

(ii)	has not previously been notified to us;

(iii)
has not been sold, assigned (whether absolutely or by way of security), mortgaged, charged, pledged, hypothecated or otherwise disposed of or transferred to, or encumbered in favour of, to any other person, nor has any agreement been made to do so; and

(iv)	is not subject to withholding tax; and

(j)	the Customer has no right of set-off, deduction, abatement or counterclaim in respect of the Debt.

10	Undertakings

You will:

(a)
keep us informed at all times of the creditworthiness of all Customers and (without prejudice to any of your other obligations under this Agreement) of any counterclaim, right of set-off, deduction, abatement or contra-item raised by a Customer at any time;

(b)	if we so require:

(i)	instruct your auditors to report directly to us at the your expense; and/or

(ii)	use your best efforts to procure that each bank or similar financial institution with which you maintain accounts provides us with copies of statements of those accounts; and

(c)	promptly notify us upon your becoming aware of any matter or circumstance that constitutes (or would, with the passing of time or the giving of notice, constitute) a Termination Event.

10.1	Negative Undertakings

You will not:

(a)
sell, assign, transfer, mortgage, charge, pledge or otherwise dispose of or encumber any Debt and/or its related rights and/or the proceeds of a Debt or its related rights or your rights under this Agreement, or agree or purport to do so, other than in favour of us;

(b)
without our prior written consent, materially waive or modify (or purport to waive or modify) any of the terms on which you supply goods or provide services and, in particular you will not extend the time for payment of any Debt or purport to do so;

(c)
without our prior written consent, waive or modify (or purport to waive or modify) any of the terms on which you purchase goods from your suppliers and, in particular, you will not permit any supplier to retain title to goods supplied to you (unless such is mandated by applicable law); or

(d)	sell or assign to us any Debt which is subject to any rights of retention of title, lien, recovery of possession and other remedies given by law to an unpaid vendor of goods or services.

10.2	Positive Undertakings

You will:

(a)	execute and deliver or (as the case may be) procure that the relevant person or persons execute and deliver the Ancillary Documents;

(b)
comply in all material respects with all legislation and regulatory requirements applicable to your business or assets where failure to do so would reasonably be expected to materially adversely affect your business, assets or financial condition;

(c)
promptly perform your continuing obligations under every supply contract giving rise to a Debt, including without limitation the repair and/or maintenance of goods supplied, to ensure that the Customer will accept the invoice relating to it (or, if the Customer is insolvent, the Customer’s trustee in bankruptcy or liquidator will accept a proof of the unpaid balance of the Debt) without any dispute or claim whatsoever (whether or not justifiable);

(d)
if so required by us, deliver to us a letter, signed by you in such form as we may specify, addressed to each bank or financial institution at which you maintain an account, instructing such bank or financial institution as to the disposition of remittances received or to be received by it in purported settlement of any Debt;

(e)	promptly notify us in writing of any dispute of any kind between you and the Customer and to use all reasonable endeavours promptly to resolve every such dispute;

11.	Recourse

(a)	We may require you, at any time after we have served a written notice (a “Repurchase Notice”) upon you, to repurchase immediately any Disapproved Debt.

(b)	Each Repurchase Notice will set out in reasonable detail:

(i)	the description of each Disapproved Debt to be repurchased; and

(ii)	the repurchase price applicable to each such Disapproved Debt.

(c)
Until all the moneys payable by you under the relevant Repurchase Notice have been paid to us,  the Disapproved Debts included in such notice and their respective related rights (together with any goods relating to them) will remain vested in us. We will, upon receiving payment of all such moneys and having our expenses paid by you, reassign the relevant Disapproved Debts and their related rights (and the relevant goods, if any) to you, and may give or require you to give an accompanying notice to each relevant Customer to that effect.

(d)
After the ownership of any Disapproved Debt has re-vested in you in accordance with paragraph (c) above, we will pay to you all sums subsequently received or recovered by us in relation to that Disapproved Debt, after deduction of any amounts then due and owing by you to us.

(e)	We have an additional right to require you to repurchase any Disapproved Debt at any time in our absolute discretion, whether or not you are in breach of your obligations under this Agreement.

12.	Power of Attorney

You grant to us an irrevocable power of attorney authorizing and permitting us, at our option, with or without notice to you to do any or all of the following:  (a) upon providing prior written notice to you, endorse your name on any checks or other evidences of payment whatsoever that may come into our possession regarding such Debts we purchase; (b) upon the occurrence and during the continuance of a Termination Event, receive and open of any mail addressed to you and put our address on any statements mailed to Customers; provided that we shall turn over to you all such mail not related to the Debts we purchase; (c) upon providing prior written notice to you, pay, settle, compromise, prosecute or defend any action, claim, conditional waiver and release, or proceeding relating to Debts we purchase; (d) upon the occurrence and during the continuance of a Termination Event, notify in your name, the relevant postal authorities to change the address for delivery of mail addressed to you to such address as we may designate, however, we shall turn over to you all such mail not relating to the Debts we purchase; (e) upon the occurrence and during the continuance of a Termination Event we may effect debits to any Demand Deposit or other account that you maintain at any bank for any sums due to or from you under this Agreement; and (g) upon the occurrence and during the continuance of a Termination Event, to do all other things necessary in order to give effect to this Agreement.  This means that we can act on your behalf without reference to you in connection with the collection of book debt.  The authority granted to us herein is irrevocable until this Agreement is terminated and all of your obligations hereunder are fully satisfied in accordance with the terms of this Agreement.

13.	Duration of Agreement

13.1
This Agreement will remain in operation for a period of 36 months from and including Commencement, after which, this Agreement shall be extended automatically for an additional period of twelve months for each anniversary of the date of this Agreement (a “Successor Term”) unless written notice of termination is given by either you or us at least sixty (60) days, but not more than ninety (90) days, prior to the end of the Original Term, or any Successor Term thereto (as applicable).

13.2	Our rights of immediate termination are set out below.

We may by giving you written notice, terminate this Agreement forthwith if:

(a)	you commit a breach of any term of this Agreement and such breach is not cured or waived within ten (10) days of the occurrence thereof;

(b)	you fail to perform any of your obligations under the Singapore Security Documents;

(c)	there is any change in the person or persons who Controls you; or

(d)       any of our payments to you are not used in the ordinary course of your business; or

(e)	any monies owing from you to us are not paid within seven (7) days after they become due hereunder;

(f)
any distress or execution or attachment (not including any preliminary attachment, unless such preliminary attachment is not lifted within ten (10) days after it has been made) is levied upon any of your goods or premises or any garnishee order is made on any person indebted to you;

(g)	a receiver or administrative receiver is appointed of any of your assets;

(h)	you or any person who may have given to us a guarantee or indemnity in respect of your obligations under this Agreement, becomes unable to pay their debts or becomes insolvent;

(i)
you convene a meeting for the purpose of passing a resolution for creditors voluntary winding up, or are the subject of a compulsory winding up order or a petition for an administration order is presented and you cease to carry on business or call a meeting of creditors to make an arrangement or composition with creditors or permit a judgment to remain unsatisfied for seven days; or

(j)	you are or have become insolvent;

(k)
if any person who has provided to us a waiver or who has executed a deed of priorities or given any other consent withdraws or purports to withdraw the same in circumstances where we may be materially adversely affected; or

(l)	there is a material adverse change in your financial condition, business or operations as a whole.

13.3	Any reference in this Clause 13 to you shall be taken to include any of your subsidiaries.

14.	Consequence of Termination

(a)	Termination of this Agreement will not affect the rights or obligations of either you or us in relation to any Debt nor affect the continued accrual of Discount, Administration

Fees or any other fees or expense payable under this Agreement and this Agreement will continue to bind us both as long as it is necessary to satisfy these rights and obligations.

(b)
In the event of termination of this Agreement by you prior to maturity or upon the occurrence of a Termination Event, other than as a result of our breach of this Agreement, our negligence or our wilful misconduct, then without prejudice to our accrued rights and remedies under this Agreement you agree to pay us forthwith upon written demand Termination Fee.

(c)
In the event of termination of this Agreement by you prior to maturity or upon the occurrence of a Termination Event, other than as a result of our breach of this Agreement, our negligence or our wilful misconduct, then without prejudice to our accrued rights and remedies under this Agreement you agree to pay us forthwith upon written demand a sum equal to the amount of all payments we have made to you under this Agreement plus all fees and charges which have accrued during the Agreement less the amounts which we have received from your Customers and which have been allocated to your account with us.

(d)
In the event of termination of this agreement by your prior to maturity or upon the occurrence of a Termination Event we may retain any amount received by us in respect of any Debt pending the drawing up of a final account and the payment of any amount that may remain thereunder due to us.

(e)	Following the drawing up of a final account and any consequent payment to us, we shall reassign to you without payment any Debts still outstanding.

15.	Security

(a)
You will grant us such fixed or floating charges as we may from time to time require as security for the payment of all sums due or becoming due to us under this Agreement and you will not give any new charge or other security to any third party without first obtaining our written consent.

(b)
We may from time to time require as a precondition to the continuation of the facilities provided to you under the terms of this Agreement the execution of other security documents or agreements providing for the subordination of certain of your Debt, to the extent such debt may be collateralized by all or any portion of the Debts.

16.	Indemnity

(a)
You agree to indemnify us against any claim by a Customer and any loss incurred by us as a result of our entering into this Agreement, except to the extent that such claims or losses arise from our gross misconduct, fraud, or deceit.  No waiver forbearance or indulgence granted by us to you or to any Customer will in any way discharge you from your liabilities to us.

(b)
You irrevocably agree to indemnify us against any cost, loss or expense that we may suffer or incur in respect of, except to the extent that such claims or losses arise from our gross misconduct, fraud, or deceit;

(i)	any breach of the warranties or obligations by you or any other person (other than us) under this Agreement or any Ancillary Document;

(ii)	any stamp, documentary, registration or similar duty or tax (including any penalty for late payment) imposed on or paid in respect of this Agreement or any Ancillary Document;

(iii)	acting on instructions appearing to come from you and given by telephone, facsimile or other electronic means, regardless of the authority or capacity of the person actually giving those instructions;

(iv)	collecting any cheque or negotiable instrument payable to you or endorsed in your favour; or

(v)	any claim made on us by any Customer in relation to a Debt or its related rights.

17.	Transfer of Rights

We shall be entitled to assign this Agreement or any of our rights and obligations hereunder.  You may not assign or otherwise deal with this Agreement or your rights and obligations hereunder without our prior written consent.

18.	Variation

This Agreement may only be varied by a document signed by us and by you.

19.	Applicable Law and Notices

This Agreement is to be interpreted in accordance with and governed by the laws of Singapore.  Any notices to be given by either you or us to the other may be either delivered by hand to the other party or its authorised agent or sent by pre-paid first class letter, registered post, recorded delivery fax transmission or telex to such party as its principal place of business or at its registered office.  Notice of Termination from you to us is only effective seven days after receipt by us.

20.	Electronic Communications

We shall take all reasonable steps to ensure that electronic communications are properly stored, not accessible to unauthorised persons, not altered lost or destroyed and are capable of being retrieved during such period as you remain a customer.

In return you undertake and agree that we may accept rely and act upon any information received in an electronic communication even though it may not originate from you or any authorised officer of yours.  Moreover if you use any intermediary to transmit log or process messages then you do so at your own risk and shall be responsible for your intermediary's acts and omissions.  You will indemnify us from and against all losses arising from any incomplete or inaccurate information contained in or failure to receive any electronic Communication.

21.	Jurisdiction

The courts of Singapore have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute"). Each of us agrees that the courts of Singapore are the most appropriate and convenient courts to settle Disputes and accordingly neither of us will argue to the contrary. This sub-Clause is for our benefit only.  As a result, we shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, we may take concurrent proceedings in any number of jurisdictions.

Counterparts

This Agreement may be executed in any number of counterparts, and on separate counterparts, but shall not be effective until at least one counterpart has been executed on behalf of each party.

Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

22.	Interpretation

●	“Administration Fee” means sixty-six hundredths of one percent (0.66%) of the gross invoice value of the Gross Invoice Value of such Debt;

●
“Ancillary Documents” means the Debenture executed in connection with Agreement on or about the date hereof and any such other document that we may require to be executed, signed, or delivered in connection with this Agreement;

●
“Approved Debt” means any Debt in respect of which the Payment Percentage has been advanced or is payable and which has not been Disapproved by us or which is previously Disapproved and has since been reapproved; and 'Approve' in relation to any Debt will be construed accordingly;

●	“Associate” means any relative, or any partner, director, shareholder, or management employee of you or of any Related Company;

●	“Business Day” means any day other than a Saturday, Sunday or other day on which banks are required or permitted to close in Singapore.

●	“Closing Fee” means thirty thousand and 00/100 U.S. Dollars (US$30,000);

●	“Commencement” means the effective date of this Agreement;

●	“Control” means the power to secure that the affairs of a company or a group of people are conducted in accordance with the wishes of those holding such power;

●	“Customer” means any person to whom you supply goods or for whom you perform services;

●
“Debt” means an amount which is owed to you for goods supplied or services performed calculated at Gross Invoice Value and includes the benefit of the sale or supply contract relating to such goods or services and all rights and remedies arising in connection with such contract including retention of title to goods, right of lien, stoppage in transit, or recovery possession;

●	“Disapproved Debt” means any Debt:

(i)	that remains wholly or partly unpaid after its due date for payment;

(ii)	in respect of which the representations and warranties contained in Clause 9 (Warranties) are untrue or misleading in any material respect;

(iii)	that is the subject of any dispute by the Customer, or in respect of which the Customer asserts any right of retention, lien, set-off or counterclaim;

(iv)	that is aged ninety (90) days or more;

(v)	where a particular Customer has exceeded either your credit limits or those which we have notified to you; or

(vi)	that we disapprove of;

●	“Disbursements” has the meaning given to it in clause 4.6(a) (Disbursements);

●
“Discount” means a rate equal to the greater of 7.00% per annum or 2.50% above the US ”Prime Rate” as published by the Wall Street Journal Money Rates Section.  In the event that the Wall Street Journal ceases to publish a Prime Rate, then the Prime Rate shall be the Prime Rate as announced by JP Morgan Chase Bank on a daily basis (all such Discount shall be computed for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days;

●	“Entitlement Limit” means two million and 00/100 U.S. Dollars (US$2,000,000);

●	“Expense Deposit” means twenty thousand and 00/100 U.S. Dollars (US$20,000);

●
“Gross Invoice Value” of a Debt is the total amount thereof including any goods and services tax, consumption tax, value added tax or any tax of a similar nature and before taking into consideration any allowances in respect of discounts for prompt payment or any other allowable deduction;

●	“Guarantee” means the cross-company guarantee to be entered into on or about the date of this Agreement by you and American Biltrite Incorporated in favour of us;

●	“Minimum Fee” means the difference between net funds employed for each month and USD$600,000 multiplied by the Administration Fee and the Discount calculated on a daily basis;

●
“Misdirected Payment Fee” means fifteen percent (15%) of the amount of any payment on Debts which has been received by you and not delivered to us on the next business day following the date of receipt by you;

●	“Original Term” means thirty six (36) months from the date of this Agreement;

●	“Payment Percentage” means eighty percent (80%) of the Approved Debt payable on notification as adjusted in accordance with Clause 3 (Payments to You);

●
“Reassignment” means in relation to any Approved Debt or Disapproved Debt our crediting the same to your sales ledger control account and debiting the same to your client account with us to reflect the fact that you have repurchased such Debt in accordance with the provisions of clause 11 (Recourse);

●	“Related Company” means a company which either you Control or which Controls you or which is Controlled by the same person, firm or company which Controls you; and

●	“Termination Event” means any of the events described in Clause 13.2 (Duration of Agreement);

●
“Termination Fee” means the fee payable by you on the expiry of a notice of termination given in accordance with Clause 13 (Duration of Agreement), in the amount of sixty thousand and 00/100 U.S. Dollars (US$60,000)

23.	General Conditions

This Agreement must be read in conjunction with our General Conditions.  In the event of any conflict or inconsistency between the provisions of this Agreement and the General Conditions, the provisions of this Agreement shall prevail.

IN WITNESS this Agreement has been signed as a Deed duly executed and delivered by each of the Parties hereto on the day and year first before written.

The COMMON SEAL of                                                                                                 )

AMERICAN BILTRITE FAR EAST, INC.                                                                        )

was affixed to this Deed                                                                                                )

in the presence of:                                                                                                   )

/s/ Richard G. Marcus
By: Director

/s/ Howard N. Feist III
By: Director/Secretary

SIGNED as a DEED by                                                                                                )

FAUNUS GROUP INTERNATIONAL, INC.                                                                   )

acting by:                                                                                                                       )

/s/ David DiPiero
By: David DiPiero
President

/s/ Joe Albertelli
By: Joe Albertelli
Vice President

Schedule 1

Schedule of Accounts Sold/Bill of Sale

Client’s Name ____________                                                                                                Schedule Number ________________

Page ____ of _____                                                      Date ________

Invoice Date	Invoice Number	Name of Account Debtor	Location	Invoice Amount	Currency

ASSIGNMENT:

KNOW ALL MEN BY THESE PRESENTS, that the undersigned for value received has sold transferred and assigned and does hereby sell, transfer and assign to Faunus Group International, Inc. (hereinafter called the “Buyer”), its successors and assigns, in accordance with the provision of that certain Receivables Finance Agreement heretofore duly executed and delivered by the undersigned and duly accepted by the Buyer, and any amendments thereto (hereinafter called the "Agreement”), each Account, listed hereon, and all right, title and interest of the undersigned in and to such Account(s) and in and to all merchandise, the sale of which shall have given rise to such Account(s), including all of the undersigned’s right of stoppage in transit replevin and reclamation as an unpaid vendor.  Each Account is made a part hereof as if attached or incorporated herein for specific terms, conditions, provisions and description of said Account(s).

For the purpose of inducing the Buyer to purchase such Account(s), the undersigned hereby reaffirms all warranties under the Agreement applicable to such Account(s) and account debtors. In the event of any breach of any such warranty, the Buyer, its successors and assigns, shall have such rights, inter alia, as are provided in the Agreement.

The undersigned in his/her business capacity and warrants and represents that, with respect to each Account, since the last sale of Accounts by the undersigned to the Buyer, no merchandise has been returned or rejected, no defense, dispute, claim, offset or counterclaim has developed or has been asserted with respect to any Account heretofore sold, transferred and assigned by the undersigned to the Buyer, which has not been or is not contemporaneously being reported in writing by the undersigned to the Buyer.

IN WITNESS WHEREOF, the undersigned has hereunto set its hand and seal this ____ day of _____________.

By:_____________________________
(Signature)

Print Name_______________________

Title:____________________________

Schedule 2

Notice of Assignment

FGI Finance ("FGI")

We hereby notify you that we have assigned our present and future accounts to FGI.

To the extent that you are now indebted or may in the future become indebted to us on an account (i.e., invoices) or a general intangible, payment thereof is to be delivered and made payable only to FGI and not to us or any other entity.  Payment in any other way will not constitute payment and will not discharge your obligation.

The payments should be wired in Singapore Dollars (SGD) only to FGI Finance with the following instructions:

Bank Name: The Development Bank of Singapore LTD. DBS
Swift Address:  DBSS SG SG
Account #:  037-002773-1
Account Name: Citizens Bank Rhode Island
Reference: FGI Finance 2007071000154

Please reference invoice numbers on all wire transmissions, advice forms, and payments

This letter may only be revoked by a writing signed by one of FGI’s officers whose signature may only be relied on if acknowledged before a notary public.

Please fax a copy of this letter to FGI at +01 212 248 3404 and to us at + [●] to verify your receipt and acceptance.

Thank you.
Very truly yours,

AMERICANT BILTRITE FAR EAST, INC.	ASSIGNMENT COMFIRMED:

By: ________________
By: [ACCOUNT DEBTOR]
Title: _______________
Company:____________________________
Title: ________________________________
Date :_______________________________

Schedule 3
Notice to Existing and New Account Banks
_______________________________________________________________________________

Form of notice to be served on completion by American Biltrite Far East, Inc. on its account banks pursuant to clause 8(j) of the receivables finance agreement.
_____________________________________________________________________________

[On the headed notepaper of American Biltrite Far East, Inc.]

[Account Bank]

For the attention of [●]

[date]

Dear Sirs

Receivables finance agreement dated [●] (the "Receivables Finance Agreement") between American Biltrite Far East, Inc. (“ABFE") and Faunus Group International, Inc (the “FGI”)

1.	This letter constitutes notice to you that, under the Receivables Finance Agreement, we have:

(a)	sold and assigned all of our Debts (as defined in the Receivables Finance Agreement) to ABFE that are owing at Commencement of the Receivables Finance Agreement and those Debts arising thereafter; and

(b)
agreed to instruct you to pay or transfer from our account held with you (account number [●]) (the “Collections Account”), all moneys which you receive in respect of the Debts into FGI’s account (account number 4001212330 held with Citizens Bank) (the “Account”), and, pending such payment or transfer, to hold all money on behalf of FGI .

2.	We each hereby irrevocably and unconditionally instruct and authorise you (notwithstanding any previous instructions which we may have given you to the contrary):

(a)
to comply with the terms of any written instructions relating or purporting to relate to the Collections Account which you may receive at any time and from time to time from FGI without any reference to or further authority from us and without any enquiry from you as to the justification for such notice, statement or instructions or its or their validity; and

(b)	not to act upon our instructions with regard to the Collections Account unless FGI confirms those instructions to you in writing.

3.	We are not permitted to withdraw from the Collections Account any amount relating to Debts without the prior written consent of FGI.

4.	The instructions and authorisations contained in this letter shall remain in full force and effect until we and FGI together give you notice in writing revoking them.

5.	The terms defined in the Receivables Finance Agreement shall, where the context so admits, have the same meaning in this letter.

6.	This letter shall be governed by and construed in accordance with the laws of England and Wales.

7.
Please will you acknowledge receipt of this letter and confirm your acceptance of the instructions and authorisations contained in it by sending a letter addressed to us and to FGI in the form attached to this letter.

Yours faithfully

For and on behalf of
American Biltrite Far East, Inc
.

[On the headed notepaper of Account Bank]

To:
Faunus Group International, Inc
80 Broad St
22nd Floor
New York
NY 10004

For the attention of [●]

[date]

Dear Sirs

Accounts

We hereby acknowledge receipt of a letter (a copy of which is attached) dated [●] (the "Notice") addressed to us by American Biltrite Far East, Inc.

We hereby agree that we:

(a)	accept the instructions contained in the Notice and undertake to act in accordance and comply with the Notice;

(b)	have not received notice of the interest of any third party in the Collections Account;

(c)	shall not accept from ABFE any further instructions received by us in respect of the Collections Account without having received your written confirmation of such instructions;

(d)	shall pay all moneys received by us in respect of Debts into the Account; and

(e)	shall not permit any amount to be withdrawn from the Collections Account in respect of Debts without your prior written consent.

(f)	The capitalised terms used or incorporated by reference in the Notice shall, unless the context otherwise require, have the same meanings in this letter.

This letter shall be governed by and construed in accordance with the laws of England and Wales.

Yours faithfully

For and on behalf of [●]